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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                              --------------------


     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 12, 2004


                               INPUT/OUTPUT, INC.
             (Exact Name of Registrant As Specified In Its Charter)


         DELAWARE                      1-12691                  22-2286646
(State or Other Jurisdiction    (Commission File No.)       (I.R.S. Employer
     of Incorporation)                                     Identification No.)


                             12300 PARC CREST DRIVE
                              STAFFORD, TEXAS 77477
               (Address of Principal Executive Offices) (Zip Code)

                                 (281) 933-3339
              (Registrant's Telephone Number, Including Area Code)


================================================================================

 ITEM 9. REGULATION FD DISCLOSURE.

A. LIMITATION ON INCORPORATION BY REFERENCE

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

B. GENERAL

In this Current Report on Form 8-K, "Input/Output," "I/O," "company," "we," "our," "ours" and "us" refer to Input/Output, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

The information contained in this Current Report contains references to trademarks, service marks and registered marks of Input/Output and our subsidiaries, as indicated. Except where stated otherwise or unless the context otherwise requires, the terms "VectorSeis," "Tescorp," "DigiCourse" and "VectorSeis System Four" refer to our VectorSeis(R), Tescorp(R), DigiCourse(R) and VectorSeis System Four(R) registered marks, and the terms "AZIM," "True Digital," "VIBROSEIS," "DigiShot," "Applied MEMS," "MRX," "RSR," "Vib Pro" and "Image" refer to our AZIM(TM), True Digital(TM), VIBROSEIS(TM), DigiShot(TM), Applied MEMs(TM), MRX(TM), RSR(TM), Vib Pro(TM) and Image(TM) trademarks and service marks.

C. DESCRIPTION OF BUSINESS

INTRODUCTORY NOTE. Beginning in 2003, we have significantly modified certain aspects of our business strategy, changing the description of our business. The following should be read in conjunction with our other recent disclosures, including those contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2003.

PRODUCTS AND SERVICES

VECTORSEIS PRODUCTS

         Our VectorSeis digital seismic data acquisition products offer high-resolution compression-wave (P-wave) data collection, as well as shear wave multi-component acquisition. Digital sensors, when compared with traditional analog geophones, provide increased response linearity and bandwidth and preserve a higher degree of vector fidelity. In addition, one digital sensor can replace a string of six or more analog geophones, providing users with significant operating efficiencies. We believe that these advantages enable improved location and characterization of reservoir structure and fluids and more accurate identification of rock properties at reduced total costs. We are utilizing VectorSeis for new seismic data acquisition systems for (i) land surface applications, (ii) ocean-bottom applications and (iii) in-well applications.

         Land surface. We began VectorSeis land acquisition field tests in 1999 and we have acquired data throughout Canada, Mexico, the United States, France, Eastern Europe and the Commonwealth of Independent States (CIS). In May 2002, we commercialized our VectorSeis System Four radio-based land acquisition system, and in the second quarter of 2003, we commercialized our cable-based telemetry system.

         Ocean-bottom. We have increased our focus on reservoir applications using VectorSeis. We believe that our VectorSeis ocean-bottom product line addresses many of the shortcomings of current multi-component ocean-bottom systems. VectorSeis modules can operate at any angle which eliminates the need for gimbal receiver units that distort data and add cost. In addition, our patented cable de-coupler design further reduces data distortions and improves sea-bottom coupling. In 2002, we completed the first test of our VectorSeis ocean-bottom acquisition system in the Ekofisk Field in the North Sea. This test was supported by ConocoPhillips and delivered higher frequency and better vector fidelity than previous ocean-bottom cable surveys. Based on this success, we have been negotiating with a number of companies regarding the funding or purchase of both retrievable and permanent VectorSeis ocean-bottom systems.

         In-well. For in-well environments, we delivered our first mixed geophone and VectorSeis systems last year for collecting passive, micro-seismic and 4-D reservoir data. These projects place VectorSeis sensors downhole to monitor fluid fronts and other dynamic reservoir processes using natural formation noise as an energy source. We believe that VectorSeis simplifies some of the complex data processing procedures, since VectorSeis sensors measure their vertical deployment angle directly. Because VectorSeis sensors are smaller and provide improved vector fidelity compared to traditional analog sensors, we believe that VectorSeis sensors are more suitable for permanently emplaced sensor arrays.

INTERPRETATION-READY PROCESSING INCORPORATING AZIM TECHNOLOGY

         In July 2002, we acquired AXIS Geophysics, Inc. AXIS is a seismic data service company based in Denver, Colorado that provides specialized data processing and integration services to major and independent exploration and production companies. The AXIS Interpretation-Ready Process integrates seismic and subsurface geological data to provide customers accurate and high quality data that can result in improved reservoir characterizations. In addition, AXIS has developed proprietary AZIM data processing techniques. Most processors make a simplifying assumption that seismic energy travels at the same velocity through a geological structure regardless of the path that the energy takes through that structure. In reality, the earth is "anisotropic," which means that energy will travel at different velocities through the same structure depending on the direction of the energy. AZIM accounts for the anisotropy effects of the earth, which allows for clearer, more accurate images, particularly in complex reservoirs. We have combined AXIS with our geophysical software operations, Green Mountain Geophysics. Green Mountain offers a wide range of geophysical software used in seismic survey panning and design. Together, these groups allow us to provide oil and gas companies a custom-designed survey addressing particular imaging problems while accounting for the actual geophysical properties encountered in a survey.

ANALOG LAND PRODUCTS

         Data acquisition products for our Land Division include the following:

         Data Acquisition Systems: Our Image land data acquisition system consists of a central electronics unit and multiple remote ground equipment modules, which are either connected by cable or utilize radio transmission and retrievable data storage. The central electronics unit, which acts as the control center of our data acquisition system, is typically mounted within a vehicle or helicopter transportable enclosure. The central electronics unit receives digitized data, stores the data on storage media for subsequent processing and displays the data on optional monitoring devices. The central electronics unit also provides calibration, status and test functionality. The remote ground equipment of the I/O Image system consists of multiple remote modules (MRX) and line taps positioned over the survey area. Seismic signals from geophones are collected by the MRX modules, which collect multiple channels of analog seismic data. The MRX modules filter and digitize the data, which is then transmitted by the MRX modules via cable to a line tap. Alternatively, our radio telemetry system (RSR) records data across a variety of environments, including transition zones, swamps, mountain ranges, jungles and other environments. RSRs are radio controlled and do not require cables for data transmission since the information is stored at the unit source and subsequently retrieved.

         Geophones: Geophones are analog electro-mechanical seismic sensor devices that measure acoustic energy reflected from rock layers in the earth's subsurface. We market a full suite of geophones and geophone test equipment that operate in all environments including land, marine, ocean-bottom and downhole. Our flagship geophone product, the SM-24, provides low distortion and wide bandwidth for greater realization of the potential of 24 bit seismic recording systems.

         Vibrators and Traditional Energy Sources: Vibrators are devices carried by large vehicles and are used as energy sources for land seismic acquisition. We market and sell the AHV-IV, an articulated vibrator vehicle with simplified hydraulics and superior maneuverability. In addition, we offer a low impact, tracked vibrator, the X-Vib, for use in environmentally sensitive areas like the Arctic tundra and desert environments.

         Our acquisition of The Pelton Company in 2001 added energy source control and positioning technology to our suite of products. The Vib Pro control system provides digital technology energy control, and integrates global positioning satellite (GPS) technology for navigation and positioning of vibrator vehicles. Our Shot Pro dynamite firing system is the equivalent technology for seismic operations using dynamite energy sources. We believe that integrated GPS technology and compatibility with the Vib Pro control system streamline field operations and thereby improve operational efficiencies.

         Specialty Cables and Connectors: Cables and connectors are used in conjunction with most seismic equipment. Our Tescorp cables not only offer a replacement option to correct for ordinary wear, but also feature performance improvements and specialization for different environments and applications.

         Reliability Issues: System reliability is an important competitive consideration for seismic data acquisition systems. Even though I/O attempts to assure that our systems are always reliable in the field, the many technical variables related to actual field operations can cause a combination of factors that can and has from time to time caused service issues. We believe that our new VectorSeis System Four land data acquisition system has made significant improvements in both field troubleshooting and reliability compared to our analog products, but until we have significantly more field experience we can't be certain that problems may arise. Even though we have a large installed base of customers using our analog products without reported problems, we may have customers who have experienced problems and therefore may believe our new products may also suffer from similar issues. In that case, acceptance of our new products could be delayed and our results of operations and financial condition could be adversely affected.

MARINE PRODUCTS

         Products for our Marine Division include the following:

         Marine Positioning Systems: Our DigiCourse positioning systems include streamer cable depth control devices, compasses, acoustic positioning systems and other auxiliary sensors. Marine positioning equipment controls the depth of the streamer cables and provides acoustic, compass and depth measurements so that processors can tie navigation and location data with geophysical data to determine the location of potential hydrocarbon reserves for their drilling operations.

         Data Acquisition Systems: Our marine data acquisition system consists primarily of towed marine streamers and shipboard electronics that collect seismic data in marine environments below 30 meters. Marine streamers, which contain hydrophones, electronic modules and cabling, may measure up to 12,000 meters in length and are towed behind a seismic acquisition vessel. Seismic sensors installed in the cable (hydrophones) detect acoustical energy transmitted through water from the earth's subsurface structure.

         Airguns: Airguns are the primary seismic energy source used in marine environments to initiate the acoustic energy transmitted through the earth's subsurface. An airgun fires a high compression burst of air under water to create an energy wave for seismic measurement. Additionally, we offer a digital source control system, which allows for improvements in quality control of airgun arrays.

APPLIED MEMS

         Our Applied MEMS, Inc. subsidiary holds our MEMS technology development and manufacturing capabilities. In addition to producing the accelerometers for our VectorSeis digital sensor, this business unit also seeks market opportunities for sales of accelerometer products for non-seismic applications, and provides an outsourcing foundry service for third parties.

PRODUCT RESEARCH AND DEVELOPMENT

         Our focus for research and development is driven by our desire to improve the quality of the subsurface image and the overall acquisition economics of our customers. Our ability to compete effectively in the manufacture and sale of seismic instruments and data acquisition systems depends principally upon continued technological innovation. Development cycles, from initial conception through product introduction, may extend over several years.

         During 2002, our primary research and development efforts focused on field testing and commercialization of a land-based seismic data acquisition recording system incorporating VectorSeis digital sensors for single and multi-component recording. In 2003, our principal research and development efforts have involved the further migration of our VectorSeis platform into ocean-bottom systems, refinements of our VectorSeis System Four land acquisition system, and a new marine positioning system. We have a number of other products under development, including reservoir monitoring applications.

         Because these new products are under development, their commercial feasibility or degree of commercial acceptance, if any, is not yet known. No assurance can be given concerning the successful development of any new products or enhancements, the specific timing of their release or their level of acceptance in the market place.

MARKETS AND CUSTOMERS

         Our principal customers are seismic contractors that operate seismic data acquisition systems and related equipment to collect data in accordance with their customers' specifications or for their own seismic data libraries. In addition, we market and sell products directly to oil and gas companies, particularly for reservoir monitoring applications. We have traditionally relied on a relatively small number of significant customers. Consequently, our business is exposed to the risks related to customer concentration. In 2002, two of our largest customers, Western-Geco and Laboratory of Regional Geo Dynamics, were responsible for approximately 21% of our consolidated net sales. For the nine months ended September 30, 2003, BGP, an international seismic contractor and subsidiary of the China National Petroleum Corporation, accounted for approximately 36% of our consolidated net sales. In recent years, many of our customers have been consolidating, shrinking the demand for our products. The loss of any of our significant customers or a deterioration in our relations with any of them could materially and adversely affect our results of operations and financial condition.

         A significant part of our marketing efforts is focused on areas outside the United States. Contractors from China and the (CIS) are increasingly active not only in their own countries, but also in other international areas. Foreign sales are subject to special risks inherent in doing business outside of the United States, including the risk of armed conflict, civil disturbances, currency fluctuations, embargo and governmental activities, as well as risks of non-compliance with U.S. and foreign laws, including tariff regulations and import/export restrictions. We sell products through a direct sales force consisting of our employees and through several international third-party sales representatives responsible for key geographic areas. During the year ended December 31, 2002, and the nine months ended September 30, 2003, sales to destinations outside of North America accounted for approximately 71% and 79% of net sales, respectively. Further, systems sold to domestic customers are frequently deployed internationally and, from time to time, certain foreign sales require export licenses.

         During 2003, we signed a memorandum of understanding for the formation of a strategic technology alliance with Apache Corporation, a leading independent oil and gas producer. We anticipate that the multi-year alliance contemplated by this memorandum of understanding will allow Apache and I/O to cooperate in accelerating the adoption of advanced seismic imaging technologies that will be used by Apache to explore, develop and produce hydrocarbons more efficiently from its global portfolio. Although this proposed alliance covers additional I/O technologies, we plan to focus our initial efforts on the System Four land acquisition platform utilizing digital, full-wave VectorSeis sensors and the AZIM processing technique for anisotropic subsurface imaging. Our proposed alliance with Apache will enable us to work directly with an upstream oil and gas company to gain a better sense of its seismic challenges and opportunities and use that knowledge to make recommendations regarding technology deployment. We believe this proposed alliance represents a shift in our business model as oil companies align themselves with those who can deliver discernable bottom-line value through the appropriate deployment of technology.

         Sales to customers are normally made on standard net 30-day terms. We also provide financing arrangements to customers through long-term notes receivable. Notes receivable, which are generally collateralized by the products sold, bear interest at contractual rates up to 12.7% per year and are due at various dates through 2005. The weighted average interest rate of these outstanding notes receivable at September 30, 2003 was 7.9% per year.

SUPPLIERS

         As part of our strategic direction, we are increasing our use of contract manufacturers as an alternative to our own manufactured products. We may experience supply interruptions, cost escalations and competitive disadvantages if we do not monitor these relationships properly.

         We and our contract manufacturers purchase a substantial portion of the components used in our systems and products from third-party vendors. Certain items, such as integrated circuits used in our systems, are purchased from sole source vendors. Although we and our contract manufacturers attempt to maintain an adequate inventory of these single source items, the loss of ready access to any of these items could temporarily disrupt our ability to manufacture and sell certain products. Since our components are designed for use with these single source items, replacing the single source items with functional equivalents could require a redesign of our components and costly delays could result.


COMPETITION

         The market for seismic data acquisition systems and seismic instrumentation is highly competitive and is characterized by industry-wide consolidation, as well as continual and rapid changes in technology. Our principal competitor for land and marine seismic equipment is Societe d'Etudes Recherches et Construction Electroniques (Sercel), an affiliate of Compagnie General de Geophysique.

Unlike I/O, Sercel possesses an advantage of selling to an affiliated seismic contractor. In addition, we compete with other companies on a product-by-product basis. Our ability to compete effectively in the manufacture and sale of seismic instruments and data acquisition systems depends principally upon continued technological innovation, as well as our reputation for quality, our ability to deliver on schedule and the price of our products and services.

INTELLECTUAL PROPERTY

         We rely on a combination of trade secrets, patents, copyrights and technical measures to protect our proprietary hardware and software technologies. Although patents are considered important to our operations, no one patent is considered essential to our success. Copyright and trade secret protection may be unavailable in certain foreign countries in which we sell products. In addition, we seek to protect trade secrets through confidentiality agreements with employees and agents. We also protect our marks by applying for, obtaining and maintaining a number of federal trademark registrations.

REGULATORY MATTERS

         Our operations are subject to laws, regulations, government policies and product certification requirements worldwide. Changes in such laws, regulations, policies or requirements could affect the demand for our products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on our future operating results. Our export activities are also subject to extensive and evolving trade regulations. Certain countries are subject to trade restrictions, embargoes and sanctions imposed by the U.S. government. These restrictions and sanctions prohibit or limit us from participating in certain business activities in those countries.

         Our operations are subject to numerous local, state and federal laws and regulations in the United States and in foreign jurisdictions concerning the containment and disposal of hazardous materials, the remediation of contaminated properties and the protection of the environment. We do not currently foresee the need for significant expenditures to ensure our continued compliance with current environmental protection laws. Regulations in this area are subject to change, and there can be no assurance that future laws or regulations will not have a material adverse effect on us. Our customers' operations are also significantly impacted by laws and regulations concerning the protection of the environment and endangered species. For instance, many of our marine contractors have been affected by new regulations protecting marine mammals in the Gulf of Mexico. To the extent that our customers' operations are disrupted by future laws and regulations, our business and results of operations may be materially and adversely affected.

EMPLOYEES

         At September 30, 2003, we had 472 full-time employees worldwide, 348 of whom were employed in the United States. Also, at September 30, 2003, we had 176 temporary employees. Our temporary employee base fluctuates based upon our level of manufacturing activity, as a majority of these positions are manufacturing related. U.S. employees are not subject to any collective bargaining agreements and we have never experienced a work stoppage.

PROPERTIES

         Primary manufacturing facilities at September 30, 2003 were as follows:

                                                    SQUARE
MANUFACTURING FACILITIES                           FOOTAGE
------------------------                           -------
Stafford, Texas* ............................      110,000
Alvin, Texas*** .............................      240,000
Harahan, Louisiana* .........................       40,000
Voorschoten, The Netherlands* ...............       30,000
Jebel Ali, Dubai, United Arab Emirates* .....       11,000
Ponca City, Oklahoma** ......................       26,000
                                                   -------
                                                   457,000
                                                   =======

------------

*     Leased
**    Owned
***   Owned, vacated and held for sale.

         In addition to the facilities listed above, we lease facilities in Denver, Colorado, Norwich, England, Beijing, China and Moscow, Russia to support our processing operations and our global sales force. Our executive headquarters (utilizing approximately 25,000 square feet) are located at 12300 Parc Crest Drive, Stafford, Texas. The machinery, equipment, buildings and other facilities leased are considered by management to be sufficiently maintained and adequate for current operations.

         Our principal executive and manufacturing facilities in Stafford, Texas are subject to certain sale-leaseback arrangements we entered into in August 2001. Under U.S. generally accepted accounting principles, the carrying value of our land and buildings at these facilities must be included as assets, and the value of the related lease obligations must be included as liabilities, on our consolidated balance sheets. As of September 30, 2003, the carrying value of the facilities on our consolidated balance sheet was approximately $12.9 million. Since these facilities are assets owned by our landlord, they would not be available to satisfy claims of our creditors or other claims against us.

PRODUCT WARRANTY LIABILITIES

         We generally warrant that all manufactured equipment will be free from defects in workmanship, materials and parts. Warranty periods typically range from 90 days to three years from the date of original purchase, depending on the product. We provide for estimated warranty as a charge to cost of sales at the time of sale, which is when estimated future expenditures associated with any such contingency become probable and reasonably estimated. However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and therefore a decrease or increase in reported net income in the period of such change). A summary of warranty activity is as follows (dollars in thousands):

Balance at December 31, 2002 ................................   $ 2,914
Accruals for warranties issued during the period ............     2,024
Settlements made (in cash or in kind) during the period .....    (1,743)
                                                                -------
Balance at September 30, 2003 ...............................   $ 3,195
                                                                =======

SIGNIFICANT 2002 AND 2003 CHARGES

         In 2002, we recorded significant charges in connection with our ongoing corporate restructuring program. The related reserves reflected many estimates, including those pertaining to severance costs of $3.5 million, facility related charges (primarily future, non-cancelable lease obligations of $1.3 million), and inventory revaluation charges of $4.3 million. In addition, during 2002, we recorded charges of $15.1 million relating to the impairment of goodwill and $6.9 million for the impairment of long-lived assets. For the nine months ended September 30, 2003, we recorded severance costs of $2.0 million, inventory revaluation charges of $0.6 million, $1.1 million for the impairment of long-lived assets and $2.5 million related to the write-down of rental equipment associated with our first generation radio-based VectorSeis land acquisition systems. We will continually reassess the requirements necessary to complete our restructuring program, which may result in additional charges recorded in future periods. However, we currently do not anticipate any significant future charges or adjustments to our restructuring accruals.

         In 2002, we recorded a net charge of $60.0 million to income tax expense to establish an additional valuation allowance for our net deferred tax assets. In accordance with SFAS No. 109 "Accounting for Income Taxes," we established an additional valuation allowance for our net deferred tax assets based on our cumulative operating results in the three-year period ended December 31, 2002. Our results in this period were heavily affected by both industry conditions and deliberate and planned business restructuring activities in response to the prolonged downturn in the seismic equipment market, as well as heavy expenditures on research and development. Nevertheless, recent losses represented sufficient negative evidence to establish an additional valuation allowance. We have continued to reserve all of our net deferred tax assets and will continue until we have sufficient evidence to warrant reversal. This valuation allowance does not affect our ability to reduce future tax expense through utilization of net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

         We are significantly more leveraged after the consummation in December 2003 of the offering and sale of our 5.50% Convertible Senior Notes due 2008.
As of September 30, 2003, after giving effect to the sale of the notes in that offering and our repayment of $16.0 million of outstanding indebtedness under an unsecured promissory note payable to SCF-IV, L.P. (the SCF Note), our outstanding indebtedness would have been $82.2 million. As a result, our interest expense is expected to increase for 2004 and the foreseeable future. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future business performance, which is subject to many economic, financial, competitive and other factors beyond our control.

         We may seek a revolving line of credit to support our working capital requirements. Whether we will enter into such a credit arrangement will depend on the terms then available to us from lenders. We can give no assurances as to whether such a line of credit will be arranged, and, if so, whether the terms will be advantageous to us or the amounts available for borrowing will be sufficient for our purposes.

         We spent approximately $2.9 million for capital expenditures for the nine months ended September 30, 2003, and we estimate that we made approximately $1.7 million in additional capital expenditures for the last quarter of 2003. We presently estimate that our capital expenditures for 2004 will be approximately $5.8 million.

         Based upon our management's internal revenue forecast, our liquidity requirements in the near term and our estimate of a projected increase in seismic activity primarily outside of North America, we currently believe that the combination of our projected internally generated cash and our working capital (including cash and cash equivalents on hand), will be adequate to meet our anticipated capital and liquidity requirements for the next twelve months. We also anticipate that a larger percentage of our future sales will be to foreign customers, particularly those in China and the CIS. As a result of this change in customer mix, our collections cycle may be longer than we have traditionally experienced.

         As noted above, we anticipate an increase in worldwide seismic activity in 2004. However, this anticipated increase may not materialize. As a result, our internal revenue forecast may not be realized, resulting in lower cash flows available for our future capital needs. In order to meet these future capital requirements, we may need to issue additional debt or equity securities. We cannot assure you that we would be able to issue additional equity or debt securities in the future on terms that would be acceptable to us, or at all.

         To the extent we make any future acquisitions, we may require new sources of funding, including additional debt which could further increase our leverage. There can be no assurances that any additional sources of funding for acquisitions will be available to us on acceptable terms.

CREDIT RISK

         During the nine months ended September 30, 2003, we recognized $9.4 million of sales to customers in the CIS, $14.1 million of sales to customers in Latin American countries, $15.0 million of sales to customers in Europe and $32.7 million of sales to customers in Asia. The majority of our foreign sales are denominated in U.S. dollars. In recent years, the CIS and certain Latin American countries have experienced economic problems and uncertainties as well as devaluations of their currencies. To the extent that economic conditions negatively affect our future sales to customers in those regions or the collectibility of our existing receivables, our future results of operations, liquidity and financial condition may be adversely affected.

D. MANAGEMENT

         The following table sets forth information regarding our directors and executive officers:

NAME                                  AGE                      POSITION
----                                  ---                      --------
James M. Lapeyre, Jr. ..............   51     Chairman of the Board of Directors and Director
Robert P. Peebler ..................   56     President, Chief Executive Officer and Director
Bruce S. Appelbaum, Ph.D ...........   56     Director
Theodore H. Elliott, Jr. ...........   68     Director
Franklin Myers .....................   51     Director
Sam K. Smith .......................   71     Director
John N. Seitz ......................   51     Director
Jorge Machnizh .....................   47     Executive Vice President and Chief Operating Officer
J. Michael Kirksey .................   48     Executive Vice President and Chief Financial Officer
Bjarte Fageraas ....................   43     Vice President -- Chief Technology Officer
Christopher M. Friedemann ..........   39     Vice President -- Commercial Development
James R. Hollis ....................   42     Vice President -- Land Imaging Systems
Laura D. Guthrie ...................   44     Vice President -- Human Resources
Michael L. Morrison ................   33     Controller and Director of Accounting

JAMES M. LAPEYRE, JR.

         James M. Lapeyre, Jr. has been Chairman of our Board of Directors since 1999 and a Director since 1998. Mr. Lapeyre has been President of Laitram L.L.C., a privately held New Orleans based manufacturer of food processing equipment and modular conveyor belts, and its predecessors since 1989. Mr. Lapeyre joined our Board of Directors when we bought the DigiCourse marine positioning products business from Laitram. Mr. Lapeyre is Chairman of the Governance Committee and a member of the Audit and Compensation Committees of our Board of Directors.

ROBERT P. PEEBLER

         Robert P. Peebler has been our President and Chief Executive Officer since April 2003 and a member of our Board of Directors since 1999. Prior to joining I/O on a full-time basis, Mr. Peebler was the founder, President and Chief Executive Officer of Energy Virtual Partners, an asset development and management company for oil and gas properties. Prior to founding Energy Virtual Partners in April 2001, Mr. Peebler was Vice President of e-Business Strategy and Ventures of the Halliburton Company, a leading provider of products and services to the petroleum and energy industries. Mr. Peebler joined Halliburton in 1996 when Halliburton acquired Landmark Graphics Corporation, a leading provider of workstation-based software for oil and gas exploration and production, where he had served as CEO since 1992. Mr. Peebler began his career with Schlumberger, a global oilfield and information services company, in wireline operations, and spent 17 years with Schlumberger in various positions, including head of U.S. wireline operations and executive in charge of strategic marketing for the corporate energy services group.

BRUCE S. APPELBAUM, PH.D.

         Bruce S. Appelbaum joined our Board of Directors in 2003. He is currently the Chairman of Mosaic Natural Resources Ltd., a newly formed oil and gas exploration and production company focusing on opportunities in the North Sea. Prior to co-founding Mosaic, Dr. Appelbaum was President of Worldwide Exploration and New Ventures for Texaco, Inc. and a Vice President of Texaco. Dr. Appelbaum joined Texaco in 1990 as Division Manager of Texaco U.S.A.'s offshore exploration division and was elected as an officer of Texaco in 2000. Dr. Appelbaum is a Trustee of the American Geological Institute Foundation and serves on the Advisory Board to the Department of Oceanography at Texas A&M University. He previously served on the Advisory Board of the School of Earth Sciences at Stanford University. Dr. Appelbaum is a member of the Audit Committee of our Board of Directors.

THEODORE H. ELLIOTT, JR.

         Theodore H. Elliott, Jr. joined our Board of Directors in 1987. He has been Chairman of Prime Capital Management Co., Inc., a Darien, Connecticut-based venture capital company since 1987. Prior to joining Prime Capital Management, Mr. Elliott was Vice President of General Electric's venture capital subsidiary and head of investment banking at Clark, Dodge & Co. Inc. He is a Director of Casio Gavazzi Holding AG, a Swiss-based producer of automation components and computer sub-systems that is listed on the Zurich Stock Exchange and National Interstate, a specialty property and casualty insurance company based in Ohio. Mr. Elliott is Chairman of the Audit Committee of our Board of Directors.

FRANKLIN MYERS

         Franklin Myers joined our Board of Directors in 2001. He is currently the Senior Vice President and Chief Financial Officer of Cooper Cameron Corporation, a leading international manufacturer of oil and gas pressure control equipment. Mr. Myers has been Senior Vice President at Cooper Cameron since

1995 and served as General Counsel and Corporate Secretary from 1995 to 1999, as well as President of the Cooper Energy Services Division from 1998 until 2002. Prior to joining Cooper Cameron, Mr. Myers was Senior Vice President and General Counsel of Baker Hughes Incorporated, a leading oilfield services and equipment provider, and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers is Chairman of the Compensation Committee and member of the Governance Committees of our Board of Directors.

SAM K. SMITH

         Sam K. Smith joined our Board of Directors in 1999. He also served as our Chief Executive Officer from 1999 until 2000. From 1989 to 1996, Mr. Smith was Chairman of the Board of Landmark Graphics Corporation. Prior to that time, Mr. Smith was a special limited partner at Sevin-Rosen Management, a Texas-based venture capital firm that has backed high technology firms, including Compaq, Lotus Development, and Silicon Graphics. Mr. Smith began his career at Texas Instruments where he held positions of increasing responsibility such as Group Vice President for the Equipment Group, Texas Instruments' defense business.
Mr. Smith is a non-voting member of our Compensation Committee.

JOHN N. SEITZ

         John N. Seitz joined our Board of Directors in 2003. He is the co-CEO and founder of North Sea New Ventures, a company focused on exploration and development opportunities in the North Sea. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Company, serving most recently as a Director and as President and Chief Executive Officer. Mr. Seitz is a member of the Compensation and Governance Committees of our Board of Directors.

JORGE MACHNIZH

         Jorge Machnizh has been our Executive Vice President and Chief Operating Officer since May 2003. Previously, he was employed by Landmark Graphics Corporation, where he worked in a variety of positions, most recently serving as Vice President -- Operations for North and South America. Prior to joining Landmark in 1997, Mr. Machnizh held senior management appointments with large geophysical contractors, including Geco-Prakla (a division of Schlumberger) and Petty-Ray Geophysical (a division of Geosource, Inc.). Mr. Machnizh started his career as a crew chief for United Geophysical.

J. MICHAEL KIRKSEY

         J. Michael Kirksey joined our company as Executive Vice President and Chief Financial Officer in January 2004. Before then, Mr. Kirksey had been the Chief Financial Officer, and then the Chief Executive Officer, of Metals USA, a leading metals processor and distributor based in Houston, Texas. Following the departure of Metals USA's Chief Executive Officer, he was appointed CEO by the Metals USA board of directors and charged with restructuring the company's operations and finances, and leading the company through an industry recession. Mr. Kirksey led the company through bankruptcy reorganization and succeeded in obtaining confirmation of a plan of reorganization in eleven months. Prior to joining Metals USA in 1997, Mr. Kirksey was Senior Vice President of Corporate Strategic Planning and the Chief Financial Officer - Europe for Keystone International Inc., a manufacturer of industrial valves and systems. Before joining Keystone, Mr. Kirksey worked for Arthur Andersen for thirteen years where he focused on growth strategies and technology companies.

BJARTE FAGERAAS

         Bjarte Fageraas has been our Vice President and Chief Technology Officer since May 2001. Prior to joining I/O, Mr. Fageraas was President of and a stockholder in Geophysical Instruments AS, a Norwegian seismic technology company that we acquired in May 2001. From 1998 to 1999, Mr. Fageraas was Vice President-Research & Development of Aker Geo ASA, a Norwegian seismic contractor. Previously, Mr. Fageraas was Technical Manager of PGS Reservoir, a provider of seismic contracting services. Mr. Fageraas started his career at Geco-Prakla where he held several research and development positions.

CHRISTOPHER M. FRIEDEMANN

         Christopher M. Friedemann has been our Vice President -- Commercial Development since August 2003 Mr. Friedemann's accountabilities encompass corporate marketing, strategic planning and corporate development. Before joining I/O, Mr. Friedemann served as the Managing Director of RiverBend Associates, a privately held management consulting firm based in Texas. Prior to founding RiverBend in January 2002, he served as President of Tradeum, a venture-backed software company that was sold to VerticalNet in April 2000 at which time Mr. Friedemann assumed the role of managing Director-Europe. Before joining Tradeum in January 2000, Mr. Friedemann was Principal and Partner at the management consulting firm McKinsey & Company. Mr. Friedemann also has experience as a Senior Reservoir Engineer with Exxon, in field operations with Unocal and in energy merchant banking with Bankers Trust.

JAMES R. HOLLIS

         James R. Hollis has been Vice President -- Land Imaging Systems since November 2003 and Business Unit Manager -- Land Surface Systems since July 2003. Prior to joining I/O, Mr. Hollis served in various positions at Landmark Graphics, most recently as General Manager -- Exploration and Development Solutions. Mr. Hollis joined Landmark Graphics in 1996 when Landmark acquired Western Atlas Software, where Mr. Hollis had managed the Seismic Modeling Software Product line for Western Atlas. Mr. Hollis joined Western Atlas in 1993 when Western Atlas acquired Sierra Geophysics, where Mr. Hollis led the depth imaging and velocity modeling support and consulting services.

LAURA D. GUTHRIE

         Laura D. Guthrie has been our Vice President -- Human Resources since March 2002. Prior to joining I/O, Ms. Guthrie had been an independent management consultant specializing in executive coaching and compensation and organization development. From July 1999 until March 2000, Ms. Guthrie served as Vice President -- Human Resources for Splitrock Services, Inc., a broadband communications company, until the company was sold to McCleod USA. Before joining Splitrock in July 1999, Ms. Guthrie was a management consultant with Sterling Consulting Group, a boutique firm specializing in strategy development for the oil and gas industry. Prior to joining Sterling in 1998, she was the HR Planning Manager for Unocal Corporation. Before joining Unocal in 1996, Ms. Guthrie served as the Region HR Manager for the Americas Division of BHP Petroleum, an Australian oil and gas company, where she held a variety of HR roles during her 11 year tenure.

MICHAEL L. MORRISON

         Michael L. Morrison has been our Controller and Director of Accounting since November 2002, and our Assistant Controller from June 2002. Prior to joining I/O, Mr. Morrison held several positions at

Enron Corp., an energy trading and pipeline company, most recently as Director of Transaction Support. Mr. Morrison had held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from January 1994 until he joined Enron in June 2000.

E. PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of February 5, 2004 with regard to the ownership of our common stock by the following persons:

    o Each person known by us to be a beneficial owner of more than 5% of our common stock;

    o    Each of our directors; and

    o    All of our directors and executive officers as a group.

                                                                RIGHTS TO     RESTRICTED     PERCENT OF
NAME OF OWNER                               COMMON STOCK(1)     ACQUIRE(2)      STOCK(3)   COMMON STOCK(4)
-------------                               ---------------     ----------    ----------   --------------
Royce & Associates, Inc.(5) ............       6,306,200                --            --        12.2%
Laitram, L.L.C.(6) .....................       6,941,044                --            --        13.5%
Dimensional Fund Advisors Inc.(7) ......       3,433,050                --            --         6.7%
PRIMECAP Management Company(8) .........       3,333,896                --            --         6.5%
Steinberg Priest & Sloane
  Capital Management, LLC(9) ...........       3,290,414                --            --         6.4%
Daruma Asset Management, Inc.(10) ......       2,954,400                --            --         5.7%
Barclays Global Investors, N.A.(11) ....       2,895,285                --            --         5.6%
ICM Asset Management, Inc.(12) .........       2,794,345                --            --         5.4%
James M. Lapeyre, Jr.(13) ..............       7,762,540            70,000            --        15.2%
Bruce S. Appelbaum .....................           3,000                --            --           *
Theodore H. Elliott, Jr.(14) ...........          19,000           167,000            --           *
Franklin Myers .........................          12,666            53,333            --           *
Robert P. Peebler ......................          35,340            50,000            --           *
John N. Seitz ..........................           5,000                --            --           *
Sam K. Smith ...........................          24,007           100,000            --           *
All directors and executive
  officers as a group (14 Persons) .....       7,885,487           503,014        94,029        16.2%


------------

    *   Less than 1%

     (1) Includes shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excludes shares that (i) are restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

     (2) Shares of common stock that can be acquired through stock options exercised through April 5, 2004.

     (3) Shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to forfeiture provisions, the holder has the right to vote the shares until they are forfeited.

     (4)  Assumes shares that such person has rights to acquire are outstanding.

     (5) The address for Royce & Associates, Inc. is 1414 Avenue of the Americas, New York, New York 10019.

     (6) The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and a Director of Laitram, L.L.C. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram, L.L.C.

     (7) The address for Dimensional Fund Advisors Inc. is 1229 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The shares of common stock are held by investment companies, trusts and accounts for which Dimensional Fund Advisors Inc. serves as the investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares.

     (8) The address for PRIMECAP Management Company is 225 S. Lake Avenue #400, Pasadena, California 91101-3005. PRIMECAP Management Company has sole voting power over only 2,039,652 of the shares of common stock.

     (9) The address for Steinberg, Priest & Sloane Capital Management, LLC is 12 East 49th Street, New York, New York 10017. Steinberg Priest & Sloane Capital Management, LLC has sole voting power over only 1,202,004 shares.

     (10) The address for Daruma Asset Management, Inc. is 80 West 40th Street, 9th Floor, New York, New York 10018. The shares reported be Daruma Asset Management, Inc. are held by investment advisory clients whose accounts are managed by Daruma Asset Management, Inc. Mariko O. Gordon, who owns in excess of 50% of the outstanding voting stock and is the President of Daruma Asset Management, Inc., may also be considered a beneficial owner of the shares reported by Daruma Asset Management, Inc. Daruma Asset Management, Inc. has sole voting discretion over only 1,689,900 shares.

     (11) The address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105. The shares reported are owned by Barclays Global Investors, N.A. (2,135,957 shares) and Barclays Global Fund Advisors (759,328 shares) in trust accounts for the economic beneficiaries of those accounts.

     (12) The address for ICM Asset Management, Inc. is W. 601 Main Avenue, Suite 600, Spokane, Washington 99201. ICM Asset Management, Inc. has shared voting power over only 1,760,626 shares and shared dispositive power over 2,794,345 shares. James M. Simmons is the President of

          ICM Asset Management, Inc. and may also be deemed to be the beneficial owner of the shares reported by ICM Asset Management, Inc.

     (13) The shares of common stock include 10,500 shares over which Mr. Lapeyre holds joint voting and investment control with his wife, 33,280 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his children and 6,941,044 shares owned by Laitram L.L.C., of which Mr. Lapeyre disclaims any beneficial interest. See note 6 above. The shares of common stock exclude 30,000 shares of common stock owned by Mr. Lapeyre's wife who exercises sole voting and investment control over such shares.


     (14) The shares of common stock include 8,000 shares owned by Mr. Elliott's wife, of which Mr. Elliott disclaims beneficial interest.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    INPUT/OUTPUT, INC.
                                    (Registrant)


                                            /s/ J. Michael Kirksey
                                    --------------------------------------------
                                                J. Michael Kirksey
                                            Executive Vice President and
                                              Chief Financial Officer



Date: February 12, 2004